Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT

Executes Two New Leases at 9 Times Square

Both for Ten-Year Terms Encompassing over 27,000 Square Feet of Office and Retail Space

New York, New York, September 13, 2017 – American Realty Capital New York City REIT, Inc. (“NYCR” or the “Company”), a public non-traded real estate investment trust (“REIT”), announced today that it has entered into two new leases totaling approximately 27,500 square feet at 9 Times Square (200 West 41st Street) in Manhattan.

NYCR entered into a 10-year, 26,340 square foot, office lease with Knotel on three full floors of the property. Knotel is a real estate company that runs a network of custom locations that provides modern businesses with adaptable headquarters. Knotel anticipates fully occupying the space by mid-2018. In connection with arranging this office lease, NYCR was represented by Newark Knight Frank and Knotel was represented by Savills Studley.

The Company also entered into a 10-year, 1,203 square foot, retail lease with Poke Signature, which represents the Company’s first lease for the newly repositioned retail space on the ground floor of the property. Poke Signature is a fast-casual restaurant concept serving fish Hawaiian poke dishes. Poke Signature anticipates opening its restaurant in December 2017. In connection with arranging this retail lease, NYCR was represented by RKF and Poke Signature was represented by Kassin Sabbagh Realty.

Chief Executive Officer Michael Weil commented “We are excited to execute these new leases at 9 Times Square with high-quality tenants in Knotel and Poke Signature. These actions demonstrate our continued commitment to achieving our strategy of fully repositioning 9 Times Square, while adding more dynamic companies to the tenant roster.”

The two new leases extend the occupancy at 9 Times Square (200 West 41st Street) from 58.3% leased as of June 30, 2017 to approximately 70.0% leased and the Company continues to see strong leasing activity for additional office and retail space. 9 Times Square (200 West 41st Street) is a newly repositioned 167,000-square-foot office building with more than 15,000 square feet of divisible retail space at its base. The building offers retailers 7,500 square feet of LED signage and 2,400 square feet of static signage.

About Knotel

Knotel runs a network of custom locations with adaptable environments and on-demand headquarters that cater to modern business needs. Founded by experienced founders who set out to build something they would want for themselves, Knotel rejects the old way of doing things. For more information, check out www.Knotel.com.

About NYCR

American Realty Capital New York City REIT, Inc. seeks to provide its investors with a combination of current income and capital appreciation through strategic investments in high-quality commercial real estate located within the five boroughs of New York City, particularly Manhattan. NYCR elected and qualified as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Nick Radecsa Chief Financial Officer American Realty Capital New York City REIT, Inc. (212) 415-6500	Investor Relations info@ar-global.com (866) 902-0063